Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue ♦ Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Sales Grew 22%

for Second Quarter Fiscal 2022

•	Defense industry represented 58% of quarterly revenue and 49% year-to-date validating strategic expansion into the defense industry

•	Revenue of $34.1 million, up 22% driven by acquisition

•	Orders increased to $31.4 million, up 50% sequentially

•	Backlog at quarter-end was $233.2 million; 78% from the defense industry

•	Profits and margins heavily impacted by timing of lower margin defense projects

BATAVIA, NY, October 27, 2021 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the defense/space, energy/new energy and chemical/petrochemical industries, today reported financial results for its second quarter and six months ended September 30, 2021, of the fiscal year ending March 31, 2022 (“fiscal 2022”). Financial results include those of Barber-Nichols (“BN”) as of the date it was acquired on June 1, 2021.

Daniel J. Thoren, President and CEO, commented, “We believe that our strategic expansion into a defense industry business was clearly demonstrated in the quarter. The addition of Barber Nichols is anticipated to help to offset the challenges which our energy and petrochemical business has been experiencing. We expect our energy and chemical markets to recover over the next twelve to twenty-four months. In addition, we will focus on growth opportunities in defense, renewable energy and commercial space.”

Second Quarter Fiscal 2022 Sales Summary (All comparisons are with the same prior-year period unless noted otherwise. See accompanying financial tables for a breakdown of sales by industry and region.)

Net sales of $34.1 million increased $6.2 million, or 22%, driven by $16.5 million in sales associated with the acquisition of BN which offset lower sales to commercial energy markets. The fiscal 2022 second quarter’s results include a full quarter of BN. Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends.

Second Quarter Fiscal 2022 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)	Q2 FY22	Q2 FY21	Change
Net sales	$34.1	$28.0	$6.1
Gross profit	$3.4	$7.7	$(4.3)
Gross margin	10.1%	27.5%
Operating profit	$(0.7)	$3.4	$(4.1)
Operating margin	(2.1%)	12.3%
Net (loss) income	$(0.5)	$2.7	$(3.2)
Diluted EPS	$(0.05)	$0.27
Adjusted EBITDA	$0.1	$4.0	$(3.9)
Adjusted EBITDA margin	0.2%	14.2%

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Graham Corporation Reports Sales Grew 22% for Second Quarter Fiscal 2022

October 27, 2021

*

Graham believes that Adjusted EBITDA (defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses (income), and other nonrecurring expenses), and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Graham also believes that adjusted EPS, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company. See the attached table on page 8 for additional important disclosures regarding Graham’s use of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted EPS as well as the reconciliation of net income/(loss) to Adjusted EBITDA and Adjusted diluted EPS.

Gross margin was lower due to a competitively bid first article defense order flowing through production. In addition, gross margin reflected a fabrication order whose material content and related profit was recognized in previous periods. The prior-year period had benefitted from a large, onetime, material only order with a defense customer.

Selling, general and administrative (“SG&A”) expenses were $5.2 million, up $1.0 million, or 23%. BN accounted for $1.3 million of the increase, including intangible asset amortization, which was partly offset by lower commissions in China. SG&A, as a percent of sales for the three-month periods ended September 30, 2021 and 2020 were 15.4% and 15.2%, respectively.

Net loss per diluted share was $0.05. On a non-GAAP basis, which excludes intangible amortization, other costs related to the acquisition, and other nonrecurring (income) expenses, adjusted loss per share was $0.06.

First Half Fiscal 2022 Performance Review (Compared with the prior-year period unless noted otherwise)

	YTD FY22	YTD FY21	Change
Net sales	$54.3	$44.7	$9.6
Gross profit	$4.4	$9.3	$(4.9)
Gross margin	8.0%	20.7%
Operating profit	$(4.7)	$1.1	$(5.8)
Operating margin	(8.7%)	2.5%
Net (loss) income	$(3.6)	$0.9	$(4.5)
Diluted EPS	$(0.35)	$0.09
Adjusted EBITDA	$(2.8)	$2.2	$(5.0)
Adjusted EBITDA margin	(5.2%)	4.9%

Net sales of $54.3 million were up $9.6 million, or 22%, and included four full months of contributions from BN which was $20.0. The increase was driven by the defense market where sales increased $14.0 million, or 108%, representing 49% of total revenue. The expansion in defense was partially offset by declines in the commercial energy markets.

Sales to the U.S. increased to $40.1 million, or 74%, of first half net sales in fiscal 2022, up from $26.7 million, or 60%, of fiscal 2021 first half net sales reflecting the impact of the BN acquisition. International sales were $14.2 million and represented 26% of total sales, compared with $18.0 million, or 40%, of sales in the same prior-year period.

Gross profit and margin were down compared with the prior-year period due to the same factors which impacted the quarter. The flow of lower margin defense projects through the Batavia operations was more heavily weighted to the first half of fiscal 2022 and are expected to be completed by the end of the fiscal year. As a result, the Company expects that gross margin in the second half of fiscal 2022 will be significantly higher than the first half of the fiscal year.

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Graham Corporation Reports Sales Grew 22% for Second Quarter Fiscal 2022

October 27, 2021

SG&A was $10.2 million, up 25%, or $2.0 million, including $1.9 million related to the acquisition including intangible asset amortization. Higher SG&A also included $0.3 million in acquisition-related expenses. As a percent of sales, SG&A was 18.7% in the first half of fiscal 2022, up from 18.3% in the same prior-year period.

Jeffrey F. Glajch, Chief Financial Officer, commented, “Barber Nichols has proven to be an excellent addition to Graham. Since we acquired the business in June, it has outperformed our revenue and EBITDA margin expectations. Importantly, it is a critical element of our strategic expansion into the defense industry and provides the platform from which we can further diversify into renewable energy and commercial space.”

Strong Balance Sheet

Cash, cash equivalents and investments at September 30, 2021 were $16.5 million compared with $65.0 million at March 31, 2021. In the first quarter of fiscal 2022, in connection with the acquisition of BN, the Company utilized $41.1 million of cash, cash equivalents and investments, and incurred debt of $20 million pursuant to a 5-year term loan.

Net cash used by operating activities for the first half of fiscal 2022 was $8.7 million compared with cash used of $2.3 million in the prior-year period. The change in cash usage reflects increases in working capital somewhat mitigated by reduced inventories.

Year-to-date capital spending was $1.2 million. The Company continues to expect capital expenditures for fiscal 2022 to be between $3.0 million and $3.5 million.

Orders and Backlog

($ in millions)	Q1 21 Total	Q2 21 Total	Q3 21 Total	Q4 21 Total	FY2021 Total	Q1 22 Total	Q2 22 Total
Orders	$11.5	$35.0	$61.8	$13.4	$121.6	$20.9	$31.4
Backlog	$107.2	$114.9	$149.7	$137.6	$137.6	$235.9	$233.2

Orders of $31.4 million increased 50% sequentially, although were down 10% compared with prior-year period. The sequential increase was primarily across the defense and chemical/petrochemical markets. Orders from BN during the quarter were $15.8 million. Domestic orders were 80% of total net orders in the second quarter of fiscal 2022 compared with 46% in the prior-year period, reflecting demand from the defense industry

Backlog at the end of the quarter was $233.2 million, inclusive of BN backlog of $93.8 million.

Backlog by industry at September 30, 2021 was approximately:

•	78% for defense projects

•	11% for refinery projects

•	4% for chemical/petrochemical projects

•	3% for space projects

•	4% for other industrial applications

The Company expects approximately 30% to 35% of backlog will convert to revenue in the last half of fiscal 2022. Approximately $35 million to $40 million of backlog related to the defense industry is expected to convert to sales in fiscal 2022. Approximately 45% to 50% of orders currently in backlog are expected to be converted to sales within one year. The remaining backlog expected to convert beyond the next twelve months is primarily related to the defense industry.

Fiscal 2022 Guidance Remains Unchanged

Revenue in fiscal 2022 is expected to be $130 million to $140 million with 45% to 50% associated with the defense industry. Revenue expectations are inclusive of BN’s 10-month revenue contribution for the fiscal year which is expected to be between $45 million to $48 million. Adjusted EBITDA* is expected to be approximately $7 million to $8 million in fiscal 2022.

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Graham Corporation Reports Sales Grew 22% for Second Quarter Fiscal 2022

October 27, 2021

The Company expanded its fiscal 2022 guidance to include expected gross margin of 17% to 18% and SG&A to be approximately 15% to 16% of sales. The expected effective tax rate for the year is 24% to 25%.

*	Please refer and read the safe harbor statement regarding forward-looking non-GAAP measures.

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the second quarter of fiscal 2022, as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation. Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Wednesday, November 3, 2021. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13723731. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the defense/space, energy/new energy and chemical/petrochemical industries. The Graham and Barber-Nichols’ brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenics, and turbomachinery technologies, as well as the Company’s responsive and flexible service and unsurpassed quality. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on the Company and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “indicates”, “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, effects of the COVID-19 global pandemic and responses (including but not limited to vaccine mandates), the integration of the BNI acquisition, the future expected contributions of BN, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

In addition, forward looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2022 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

For more information, contact:
Jeffrey F. Glajch	Deborah K. Pawlowski
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com

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Graham Corporation Reports Sales Grew 22% for Second Quarter Fiscal 2022

October 27, 2021

Graham Corporation

Consolidated Statements of Operations - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended September 30,			Six Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net sales	$34,146	$27,954	22%	$54,303	$44,664	22%
Cost of products sold	30,703	20,261	52%	49,946	35,403	41%

Gross profit	3,443	7,693	(55%)	4,357	9,261	(53%)
Gross margin	10.1%	27.5%		8.0%	20.7%
Other expenses and income:
Selling, general and administrative	4,973	4,253	17%	9,805	8,155	20%
Selling, general and administrative – amortization	274	—	NA	365	—	NA
Other operating income, net	(1,102)	—	NA	(1,102)	—	NA

Operating (loss) profit	(702)	3,440	NA	(4,711)	1,106	NA

Operating margin	(2.1%)	12.3%		(8.7%)	2.5%
Other income	(145)	(54)	169%	(305)	(109)	180%
Interest income	(14)	(26)	(46%)	(31)	(120)	(74%)
Interest expense	129	3	4200%	168	8	2000%

Income before provision for income taxes	(672)	3,517	NA	(4,543)	1,327	NA
Provision (benefit) for income taxes	(180)	773	NA	(925)	401	NA

Net (loss) income	$(492)	$2,744	NA	$(3,618)	$926	NA

Per share data:
Basic:
Net income	$(0.05)	$0.27	NA	$(0.35)	$0.09	NA

Diluted:
Net income	$(0.05)	$0.27	NA	$(0.35)	$0.09	NA

Weighted average common shares outstanding:
Basic	10,681	9,977		10,442	9,936
Diluted	10,681	9,977		10,442	9,936
Dividends declared per share	$0.11	$0.11		$0.22	$0.22

N/A: Not Applicable

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Graham Corporation Reports Sales Grew 22% for Second Quarter Fiscal 2022

October 27, 2021

Graham Corporation

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	September 30, 2021	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$16,463	$59,532
Investments	—	5,500
Trade accounts receivable, net of allowances ($62 and $29 at September 30 and March 31, 2021, respectively)	27,878	17,378
Unbilled revenue	29,035	19,994
Inventories	17,722	17,332
Prepaid expenses and other current assets	2,193	512
Income taxes receivable	2,149	—

Total current assets	95,440	120,248
Property, plant and equipment, net	25,336	17,618
Prepaid pension asset	6,819	6,216
Operating lease assets	9,016	95
Goodwill	22,823	—
Customer relationships	11,603	—
Technology and technical know how	9,932	—
Other intangible assets, net	10,656	—
Other assets	211	103

Total assets	$191,836	$144,280

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt obligations	$4,000	$—
Current portion of long-term debt	2,000	—
Current portion of finance lease obligations	22	21
Accounts payable	16,139	17,972
Accrued compensation	8,156	6,106
Accrued expenses and other current liabilities	5,511	4,628
Customer deposits	21,941	14,059
Operating lease liabilities	1,131	46
Income taxes payable	—	741

Total current liabilities	58,900	43,573
Long-term debt	17,500	—
Finance lease obligations	23	34
Operating lease liabilities	7,958	37
Deferred income tax liability	1,455	635
Accrued pension and postretirement benefit liabilities	1,945	2,072
Other long-term liabilities	2,203	—

Total liabilities	89,984	46,351

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 10,810 and 10,748 shares issued and 10,638 and 9,959 shares outstanding at September 30 and March 31, 2021, respectively	1,081	1,075
Capital in excess of par value	27,339	27,272
Retained earnings	83,400	89,372
Accumulated other comprehensive loss	(6,883)	(7,397)
Treasury stock (172 and 790 shares at September 30 and March 31, 2021, respectively)	(3,085)	(12,393)

Total stockholders’ equity	101,852	97,929

Total liabilities and stockholders’ equity	$191,836	$144,280

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Graham Corporation Reports Sales Grew 22% for Second Quarter Fiscal 2022

October 27, 2021

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Six Months Ended September 30,
	2021	2020
Operating activities:
Net (loss) income	$(3,618)	$926
Adjustments to reconcile net (loss) income to net cash used by operating activities:
Depreciation	1,399	972
Amortization	1,009	—
Amortization of actuarial losses	455	533
Equity-based compensation expense	330	494
Gain on disposal or sale of property, plant and equipment	13	3
Change in fair value of contingent consideration	(1,900)	—
Deferred income taxes	693	191
(Increase) decrease in operating assets:
Accounts receivable	(2,289)	(3,820)
Unbilled revenue	(1,944)	901
Inventories	3,278	1,808
Prepaid expenses and other current and non-current assets	(1,233)	(456)
Income taxes receivable	(2,894)	163
Operating lease assets	432	75
Prepaid pension asset	(603)	(421)
Increase (decrease) in operating liabilities:
Accounts payable	(4,477)	(2,544)
Accrued compensation, accrued expenses and other current and non-current liabilities	779	1,214
Customer deposits	1,835	(2,285)
Operating lease liabilities	(387)	(75)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	420	63

Net cash used by operating activities	(8,702)	(2,258)

Investing activities:
Purchase of property, plant and equipment	(1,227)	(797)
Proceeds from disposal of property, plant and equipment	—	6
Purchase of investments	—	(31,603)
Redemption of investments at maturity	5,500	66,151
Acquisition of Barber-Nichols, LLC	(59,563)	—

Net cash (used) provided by investing activities	(55,290)	33,757

Financing activities:
Increase in short-term debt obligations	4,000	—
Principal repayments on long-term debt	(500)	(4,599)
Proceeds from the issuance of long-term debt	20,000	4,599
Principal repayments on finance lease obligations	(10)	(24)
Repayments on lease financing obligations	(91)	—
Payment of debt issuance costs	(150)	—
Dividends paid	(2,353)	(2,195)
Purchase of treasury stock	(41)	(23)

Net cash provided (used) by financing activities	20,855	(2,242)

Effect of exchange rate changes on cash	68	144

Net (decrease) increase in cash and cash equivalents	(43,069)	29,401
Cash and cash equivalents at beginning of period	59,532	32,955

Cash and cash equivalents at end of period	$16,463	$62,356

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Graham Corporation Reports Sales Grew 22% for Second Quarter Fiscal 2022

October 27, 2021

Graham Corporation

Adjusted EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Net (loss) income	$(492)	$2,744	$(3,618)	$926
Acquisition related inventory step-up expense	41	—	41	—
Acquisition related costs	93	—	262	—
Change in fair value of contingent consideration	(1,900)	—	(1,900)	—
CEO severance	798	—	798	—
Net interest expense (income)	115	(23)	137	(112)
Income taxes	(180)	773	(925)	401
Depreciation & amortization	1,588	486	2,408	972

Adjusted EBITDA	$63	$3,980	$(2,797)	$2,187

Adjusted EBITDA margin %	0.2%	14.2%	(5.2%)	4.9%

Adjusted Net Income Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Net (loss) income	$(492)	$2,744	$(3,618)	$926
Acquisition related inventory step-up expense	41	—	41 #	—
Acquisition related costs	93	—	262 #	—
Amortization of intangible assets	784	—	1,009	—
Change in fair value of contingent consideration	(1,900)	—	(1,900)	—
CEO severance	798	—	798	—
Normalize tax rate to 20%(1)	37	—	(42)	—

Adjusted net (loss) income	$(639)	$2,744	$(3,450)	$926

Adjusted diluted earnings per share	$(0.06)	$0.27	$(0.33)	$0.09

1)	Applies a normalized tax rate of 20% to non-GAAP adjustments above, which are each pre-tax.

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. EBITDA and EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as EBITDA, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and diluted EPS, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year’s net income and diluted EPS to the historical periods’ net income and diluted EPS. Graham also believes that adjusted EPS, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

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Graham Corporation Reports Sales Grew 22% for Second Quarter Fiscal 2022

October 27, 2021

Graham Corporation

Additional Information – Unaudited

($ in millions)

*	Quarters may not sum to year-to-date/total fiscal year due to rounding.

SALES BY INDUSTRY FY 2022*

	Q1 6/30/21	% of Total	Q2 9/30/21	% of Total	YTD 9/30/21	% of Total
Refining	$4.6	23%	$6.3	19%	$10.9	20%
Chemical/ Petrochemical	$4.6	23%	$3.5	10%	$8.1	15%
Defense	$7.1	35%	$19.8	58%	$26.9	49%
Space	$0.7	4%	$1.3	4%	$2.0	4%
Other Commercial	$3.2	15%	$3.2	9%	$6.4	12%
Total	$20.2		$34.1		$54.3

SALES BY INDUSTRY FY 2021*

	Q1 6/30/20	% of Total	Q2 9/30/20	% of Total	Q3 12/31/20	% of Total	Q4 3/31/21	% of Total	FY2021	% of Total
Refining	$2.7	16%	$10.3	37%	$16.5	60%	$10.3	40%	$39.7	41%
Chemical/ Petrochemical	$8.0	48%	$5.5	20%	$4.8	18%	$5.8	23%	$24.0	24%
Defense	$3.5	21%	$9.4	34%	$4.5	17%	$6.5	25%	$24.0	25%
Other Commercial	$2.5	15%	$2.8	10%	$1.4	5%	$3.1	12%	$9.8	10%
Total	$16.7		$28.0		$27.2		$25.7		$97.5

SALES BY REGION FY 2022*

	Q1 6/30/21	% of Total	Q2 9/30/21	% of Total	YTD 9/30/21	% of Total
United States	$13.9	69%	$26.2	77%	$40.1	74%
Middle East	$0.6	3%	$1.0	3%	$1.6	3%
Asia	$3.5	17%	$5.5	16%	$9.0	16%
Other	$2.2	11%	$1.4	4%	$3.6	7%
Total	$20.2		$34.1		$54.3	100%

SALES BY REGION FY 2021*

	Q1 6/30/20	% of Total	Q2 9/30/20	% of Total	Q3 12/31/20	% of Total	Q4 3/31/21	% of Total	FY2021	% of Total
United States	$9.4	56%	$17.3	62%	$10.7	39%	$15.3	60%	$52.7	54%
Middle East	$0.4	3%	$1.0	4%	$0.8	3%	$2.6	10%	$4.8	5%
Asia	$5.2	31%	$4.5	16%	$11.2	41%	$4.7	18%	$25.6	26%
Other	$1.7	10%	$5.2	18%	$4.5	17%	$3.1	12%	$14.4	15%
Total	$16.7		$28.0		$27.2		$25.7		$97.5

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Graham Corporation Reports Sales Grew 22% for Second Quarter Fiscal 2022

October 27, 2021

Graham Corporation

Additional Information – Unaudited

($ in millions)

*	Quarters may not sum to year-to-date/total fiscal year due to rounding.

ORDER & BACKLOG TREND*

	Q1 21	Q2 21	Q3 21	Q4 21	FY2021	Q1 22	Q2 22
Orders	$11.5	$35.0	$61.8	$13.4	$121.6	$20.9	$31.4
Backlog	$107.2	$114.9	$149.7	$137.6	$137.6	$235.9	$233.2

ORDERS BY INDUSTRY FY 2022*

	Q1 6/30/21	% of Total	Q2 9/30/21	% of Total	YTD 9/30/21	% of Total
Refining	$11.4	55%	$5.0	16%	$16.4	31%
Chemical/ Petrochemical	$3.4	16%	$6.1	19%	$9.5	18%
Defense	$2.4	12%	$12.4	40%	$14.8	28%
Space	$0.0	0%	$2.4	8%	$2.4	5%
Other Commercial	$3.6	17%	$5.6	17%	$9.3	18%
Total	$20.9		$31.4		$52.3

ORDERS BY INDUSTRY FY 2021*

	Q1 6/30/20	% of Total	Q2 9/30/20	% of Total	Q3 12/31/20	% of Total	Q4 3/31/21	% of Total	FY2021	% of Total
Refining	$8.7	76%	$16.8	48%	$3.2	5%	$2.4	17%	$31.0	26%
Chemical/ Petrochemical	$1.6	14%	$3.3	9%	$4.6	7%	$2.7	20%	$12.3	10%
Defense	$(1.2)	-10%	$12.6	36%	$52.3	85%	$5.4	41%	$69.2	57%
Other Commercial	$2.4	20%	$2.3	7%	$1.7	3%	$2.9	22%	$9.1	7%
Total	$11.5		$35.0		$61.8		$13.4		$121.6

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